UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2019

CURO GROUP HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38315	90-0934597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3527 North Ridge Road, Wichita, Kansas		67205
(Address of Principal Executive Offices)		(Zip Code)

(316) 425-1410

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR §240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Background/SOA

In recent months, the Company’s United Kingdom subsidiary, Curo Transatlantic Limited (“CTL”), has received an elevated number of claims in connection with certain of its regulatory obligations to consumers, including in respect of affordability, creditworthiness assessment and responsible lending (collectively, the “Redress Claims”) pursuant to a complaint resolution process for high-cost short-term credit providers. CTL and its advisors are evaluating and have consulted with the Financial Conduct Authority (the “FCA”) regarding the implementation of a scheme of arrangement (the “SOA”) to compromise and settle through cash payments the Redress Claims of former customers of CTL who are determined under the terms of the SOA to be entitled to redress (the “SOA Creditors”). The FCA has indicated that it will provide feedback to CTL on whether or not it has objections to the SOA during February 2019. CTL would not implement the SOA if, during its continuing discussions, the FCA objects to the SOA or does not inform CTL that it has no objections. The SOA would not include CTL’s current and former customers which, based on CTL’s determination, do not hold a valid Redress Claim and therefore are not entitled to redress. In addition, the SOA will require the support of at least 75% by value and at least 50% by number of each class of SOA Creditors voting at the SOA Creditors’ meeting and final approval by the High Court of Justice of England and Wales at a sanction hearing. The SOA would likely take several months to be implemented in full.

Under the proposed SOA, the Company would provide incremental cash funding of approximately £23.8 million (or approximately $30.3 million) which will be used to fund (a) incremental cash remuneration to the SOA Creditors for the Redress Claims as set forth above of approximately £17.9 million (or approximately $22.8 million), (b) cash payments to the Financial Ombudsman Service for outstanding case fees and (c) costs associated with the implementation of the SOA as well as certain operating costs of CTL until the SOA has been implemented successfully. The Company recorded a total liability equal to this cash funding amount plus claims already settled during the fourth quarter 2018 of $34.9 million. In connection with the SOA, and as a result of the proposed SOA related cash outflows, the Company has recorded an additional non-cash charge in the fourth quarter of 2018, primarily consisting of goodwill impairment of $22.5 million for aggregate Redress Claims and related costs of $57.4 million.

The proposed SOA caps the amount of cash required for the Redress Claims for the SOA Creditors and, if implemented, the Company believes would firmly establish CTL as a leading market participant in the United Kingdom. Additionally, upon completion of the SOA, CTL will be positioned to capitalize on a large and attractive addressable market that has been experiencing major competitive disruptions, recently because of the Redress Claims affecting other high-cost short-term credit providers. The Company believes that its United Kingdom business will provide positive annual EBITDA contribution to the Company if the proposed SOA is implemented.

Excluding costs associated with the Redress Claims, CTL’s United Kingdom business performance is fundamentally stable and improving.

•

CTL generated £1.7 million ($2.2 million) of positive Adjusted EBITDA in the fourth quarter of 2018 on 43% revenue growth over the same time period in 2017 (CTL incurred a $55.3 million segment operating loss in the fourth quarter of 2018 taking into account the United Kingdom Redress Claims and related costs referenced above).

•

CTL’s newly acquired customers in the United Kingdom have increased from approximately 16,500 in the fourth quarter of 2017 to approximately 23,500 in the fourth quarter of 2018, with cost per account decreasing from approximately £60.6 to approximately £57.7 over the same time period in 2017.

•

CTL’s gross receivables increased from approximately £13.9 million in the fourth quarter of 2017 to approximately £19.6 million in the fourth quarter of 2018 and active customers in good standing have increased from approximately 41,800 to approximately 50,400 over the same time period in 2017.

•

CTL’s 4 to 6 month product earning assets grew from approximately £7.5 million in the fourth quarter of 2017 to approximately £11.1 million in the fourth quarter of 2018. Similarly, 2 to 3 month product earning assets for CTL improved from approximately £2.4 million in the fourth quarter of 2017 to approximately £3.4 million in the fourth quarter of 2018. Finally, CTL’s revenue mix improved with 1 to 3 month revenue decreasing from 47% of gross revenue to 29% between 2017 and 2018, and 4 to 6 month revenue increasing from 53% of gross revenue in 2017 to 62% of gross revenue in 2018. Additionally, 6% of CTL’s revenue in 2018 came from 7 to 12 month revenue and 3% from CTL’s Juo offering (neither of which contributed to gross revenue in 2017).

The foregoing describes the general parameters of the SOA based on current expectations, which could change based on circumstances as they develop.

United Kingdom Insolvency Proceedings

If CTL does not implement the SOA for any reason, CTL and SRC Transatlantic Limited (the Company’s other United Kingdom subsidiary, “SRC”) may enter into insolvency proceedings under English law (the “Proceedings”) that may include one or more of the dissolution, winding down, liquidation, sale or other disposition of CTL, SRC and their respective businesses, assets and operations (in one or more proceedings, transactions or series of related proceedings or transactions).

The Company recorded a cash charge of $4.6 million for the fourth quarter of 2018 for the Redress Claims and related costs presented to the Company prior to December 31, 2018. After giving effect to the implementation of the Proceedings, the Company would expect to record non-cash charges estimated to be between $37 million and $42 million, primarily comprised of Proceedings-related goodwill impairment of $22.5 million and certain other adjustments to book value of assets and write-downs. Such charges would be incurred instead of the aforementioned charges for the SOA. The implementation of Proceedings would permit the Company to cease incurring continuing losses from its operations in the United Kingdom and would require no further investment from the Company in CTL or SRC.

Implementing either the SOA or a Proceeding without the consent of bondholders holding a majority in aggregate principal amount of the Company’s outstanding 8.250% Notes due 2025 (the “Notes”) would result in a default under the indenture governing such notes. We are currently in active discussions with holders of the Notes regarding this matter. In the event the requisite bondholder consent is not received, CTL and SRC could be required to undertake insolvency proceedings without such waivers/consents which would result in a default under the indenture governing the Notes, as well as a cross-default under the Company’s revolving credit facility.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:

•	EBITDA (earnings before interest, income taxes, depreciation and amortization); and

•	Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items)

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company’s operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the business.

We believe that investors regularly rely on non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP. In addition, we believe that the adjustments shown below are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

We provide non-GAAP financial information for informational purposes and to enhance understanding of the GAAP consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to segment operating income or any other performance measure derived in accordance with U.S. GAAP. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.

Description and Reconciliations of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. Some of these limitations are:

•	they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not include changes in, or cash requirements for working capital needs;

•	they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;

•	depreciation and amortization are non-cash expense items reported in the statements of cash flows; and

•	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We believe EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this current report may differ from the computation of similarly-titled measures provided by other companies.

U.K. Segment Results	For the Three Months Ended December 31, 2018
(dollars in thousands, unaudited)
Revenue	$12,987
Provision for losses	5,014
Net revenue	7,973

Advertising costs	1,893
Non-advertising costs of providing services	506
Total cost of providing services	2,399

Gross margin	5,574
Corporate, district and other	60,872
Interest income	(7)

Total operating expense	60,865

Segment operating loss	(55,291)
Interest income	(7)
Depreciation and amortization	123

EBITDA	(55,175)
U.K. redress and related costs	57,403
Other adjustments	(6)

Adjusted EBITDA	$2,222

(1) Includes U.K. redress and related costs

About CURO

CURO Group Holdings Corp. (NYSE: CURO), operating in three countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across three countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash, Rapid Cash, Cash Money, LendDirect, Avío Credit, WageDayAdvance, Juo Loans, and Opt+. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.

Forward-Looking Statements

This current report contains forward-looking statements. These forward-looking statements include statements related to our expectations regarding the SOA in the United Kingdom and other alternatives for the business if the SOA is not implemented, and its proposed timing of these matters and our future outlook for our United Kingdom business. In addition, words such as “as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including decisions made by regulatory authorities in the United Kingdom, our ability to execute on our business strategy and our ability to accurately predict our future financial results. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors include actions of regulators and the negative impact of those actions on our business; errors in our internal forecasts; our level of indebtedness; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties would could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure or third parties who provide products, services or support to us; disruption to our relationships with banks and other third-part electronic payment solutions providers; disruption caused by employee or third-party theft and errors as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 31st day of January, 2019.

CURO Group Holdings Corp.

By:	/s/ Roger W. Dean

Roger W. Dean
Executive Vice President and Chief Financial Officer